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[Execution Copy]



                             LETTER AMENDMENT NO. 4
                                       to
                  AMENDED AND RESTATED MASTER SHELF AGREEMENT


                                 July 28, 1995


The Prudential Insurance Company
  of America
Pruco Life Insurance Company
c/o Prudential Capital Group
1201 Elm Street, Suite 4900
Dallas, Texas 75270

Ladies and Gentlemen:

     We refer to the Amended and Restated Master Shelf Agreement dated as of December 19, 1991 among the undersigned and The Prudential Insurance Company of America, as amended by Letter Amendment No. 1, dated October 22, 1992, Letter Amendment No. 2, dated August 31, 1994 and Letter Amendment No. 3, dated April 1, 1995 (such agreement, as amended, being referred to as the "Agreement"). Unless otherwise defined herein, the terms defined in the Agreement shall be used herein as therein defined.

     The Company desires to increase its capacity to issue Notes under the Agreement from $150,000,000 to $200,000,000. In addition, the Company desires to issue $50,000,000 of Notes on the effective date of this Letter Amendment No.
4. The Company has requested that you amend the Agreement to reflect such increase in issuance capacity and to amend certain other covenants contained in the Agreement. You have indicated your willingness to so agree. Accordingly, it is hereby agreed by you and us as follows:

     The Agreement is, effective the date first above written, hereby amended as follows:

     1. Paragraph 1B. Authorization of Issue of Notes. Paragraph 1B is amended by deleting the amount "$150,000,000" and substituting therefor the amount "$200,000,000."
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     2.  Paragraph 2I(1).  Facility Fee.  Paragraph 2I(1) is amended in its entirety to read as follows:

     "2I(1). Facility Fee. The Company will pay to Prudential in immediately available funds a fee (the "Facility Fee") on each Closing Day, in an amount equal to (i) .30% of the aggregate principal amount of Notes issued on such Closing Day for the first $150,000,000 of Notes issued pursuant to this Agreement and (ii) .10% of the aggregate principal amount of Notes sold on such Closing Day with respect to the remaining $50,000,000 of Notes to be issued pursuant to this Agreement."

     3. Paragraph 6A(1). Consolidated Tangible Net Worth. Paragraph 6A(1) is amended in its entirety to read as follows:

     "6A(1). Consolidated Tangible Net Worth. Consolidated Tangible Net Worth at any time on or after June 30, 1995 to be less than the sum of (i) $345,000,000 plus (ii) an amount equal to 50% of Consolidated Net Earnings
               ----
  earned from June 30, 1995 (to the extent such amount is a positive number) plus (iii) an amount equal to 75% of the net proceeds of any equity offerings
  ----
  after June 30, 1995;"

     4. Paragraph 6A(3). Debt Maintenance. Paragraph 6A(3) is amended in its entirety to read as follows:

     "6A(3). Debt Maintenance. Adjusted Consolidated Debt to exceed (i) from August 31, 1994 through October 31, 1996, 60% of Consolidated Net Tangible Assets and (ii) at any time after October 31, 1996, 55% of Consolidated Net Tangible Assets; and"

For purposes of determining compliance with this paragraph 6A(3), Adjusted Consolidated Debt shall not include Debt secured by Liens described in paragraph 6C(1)(i), (ii), (iii) or (viii) unless such obligations would be considered Debt under clause (i) of the definition of Debt and, in any event, Adjusted Consolidated Debt shall include all indebtedness included in determining compliance with the similar covenant in the NCNB Agreement.

     5. Paragraph 6A(4). Fixed Charge Coverage Ratio. Paragraph 6A(4) is amended in its entirety to read as follows:

     "6A(4). Fixed Charge Coverage Ratio. For each fiscal quarter of the Company, the ratio of (i) the sum of (a) the consolidated earnings of the Company for the four immediately preceding fiscal quarters of the Company plus
                                                                            ----
  (b) the Company's consolidated interest expense, provision for income taxes, depreciation and amortization for the four immediately preceding

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  fiscal quarters of the Company that were taken into account in determining such consolidated earnings plus (c) for each calculation that includes the
                             ----
  Company's fiscal quarter ending June 30, 1995, that certain $2,000,000 restructuring charge taken by the Company in its fiscal quarter ending June 30, 1995 as a result of the Company's general and administrative reductions to
                                                                              --
  (ii) the Company's consolidated accrued interest expense for the four immediately preceding fiscal quarters to be less than (x) 3.00 to 1.00 for the period commencing August 31, 1994 and ending October 31, 1996, (y) 3.25 to
  1.00 for the period commencing November 1, 1996 and ending October 31, 1997 and (z) 3.75 to 1.00 at any time after October 31, 1997."

     6. Negative Covenants. Paragraph 6 is amended by adding a new covenant 6G to read as follows:

     "6G. Conforming Debt Agreement Changes. The Company will not become or be a party to any agreement relating to the contemplated issuance of at least $20,000,000 of senior notes of the Company to be offered through NationsBanc Capital Markets or another intermediary on or before July 31, 1996 (the "NationsBanc Notes"), or to any amendment of or supplement to any agreement relating to the NationsBanc Notes, if, in any such case, the Company is agreeing therein to any financial covenants of a type specified in paragraphs 6A, 6B, 6C, or 6D which are more restrictive than the covenants set forth herein, or to other financial covenants expressly requiring the Company to comply with similar computable standards of financial condition or performance, unless the Company shall offer to amend this Agreement so as to provide the benefit of similar covenants for the benefit of the holders of the Notes. Any such offer shall be made in writing to the holders of the Notes prior to being effected in any such agreement, amendment or supplement and, absent such offer, shall be deemed to be incorporated herein mutatis mutandis for the benefit of the holders of the Notes unless and until the Required Holder(s) of the Notes of each Series shall otherwise consent thereto."

     7. Issuance of 7.61% Senior Notes due 2007; Payments. The Company has agreed to issue to Prudential $48,566,400 of its 7.61% Senior Notes due 2007 and to Pruco Life Insurance Company ("Pruco") $1,433,600 of its 7.61% Senior Notes due 2007. Subject to receiving approval of the Finance Committee of the Board of Directors of Prudential and to the other conditions contained in paragraph 3 of the Agreement, Prudential and Pruco agree to purchase such Notes. The scheduled Closing Day for the issuance of such Notes is July 28, 1995. Payments and notices with respect to the 7.61% Senior Notes due 2007 shall be made as set forth in the Purchaser Schedule attached hereto as Exhibit A.

     8. Amendment Fee. Promptly upon the execution and delivery of this Letter Amendment by the Required Holders, the Company shall pay to Prudential a fee
(the "Amendment Fee") of $150,000.
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     On and after the effective date of this letter amendment, each reference in the Agreement to "this Agreement", "hereunder", "hereof", or words of like import referring to the Agreement, and each reference in the Notes to "the Agreement", "thereunder", "thereof", or words of like import referring to the Agreement, shall mean the Agreement as amended by this letter amendment. The Agreement, as amended by this letter amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this letter amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy under the Agreement nor constitute a waiver of any provision of the Agreement.

     This letter amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same letter amendment.

     If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning at least a counterpart of this letter amendment to the Company at its address at 12200 N. Pecos Street, Suite 230, Denver, CO 80234, Attention of John C. Walter, Vice President-General Counsel. This letter amendment shall become effective as of the date first above written when and if (i) counterparts of this letter amendment shall have been executed by us and you, (ii) the consent attached hereto shall have been executed by each Guarantor, (iii) the NCNB Agreement shall been amended in a manner similar to Sections 3, 4 and 5 of this letter amendment, (iv) the Note Purchase Agreements between the Company and the purchasers relating to the Company's 7.65% Senior Notes due April 30, 2003 shall have been amended in a manner similar to Sections 3, 4 and 5 of this letter amendment to the extent applicable, (v) each of the lenders under the NCNB Agreement and each of the holders of the Company's 7.65% Senior Notes due April 30, 2003 shall have executed a consent under the Intercreditor Agreement and (vi) the Company shall have paid the Amendment Fee to Prudential.

                                             Very truly yours,

                                             WESTERN GAS RESOURCES, INC.

                                             By: /S/ John C. Walter
                                                 ------------------
                                                     Title:

Agreed as of the date
     first above written:

THE PRUDENTIAL INSURANCE COMPANY
  OF AMERICA

By: /S/ Randy Cobb
   ------------------
       Vice President
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PRUCO LIFE INSURANCE COMPANY

By:_____________________________
     Vice President